Exhibit 10.23

Daleco Resources Corporation
17 Wilmont Mews, 5th Floor	Office: 610.429.0181
West Chester, PA 19382	Fax: 610.429.0818
gnovinskie@da1ecoresources.com	Cell: 614.270.0482

February 25, 2011

The Musser Group	LLC By Fax: (610) 975 975-4911
435 Devon Park Drive	Bldg. 500
Wayne	PA 19087-1935

Attention:	Warren V. "Pete" Musser	Howard E. Lubert
	Thomas R. Smith	Michael M. Carter

Re:	Consulting Services Agreement between The Musser Group LLC and Daleco Resources Corporation

Gentlemen:

This proposed letter-form Consulting Services Agreement (this "Agreement") is in response to the proposal previously submitted to Daleco Resources Corporation ("Daleco") by HTP Partners. However, Daleco understands that Warren V. "Pete" Musser, Howard E. Lubert, Thomas R. Smith, Michael M. Carter, and such other individuals and firms retained and/or employed by The Musser Group LLC ("Musser Group"), shall provide the consulting services contemplated by this Agreement to be performed by the Musser Group for the benefit of Daleco.

From and after the date of execution of this Agreement by Daleco and The Musser Group LCC ("Effective Date"), the following shall constitute a formal agreement between our organizations:

1.      Parties. Musser Group shall provide the consulting services to and for the benefit of Daleco.

2.      Nature of the Business Relationship. Musser Group shall be independent contractors to Daleco providing advisory and consulting services to Daleco. Under no circumstances shall the business relationship be deemed to be a partnership or joint venture, and neither Musser Group nor Daleco shall represent to any other person that the business relationship is other than an independent contractor relationship.

3.      Background Matters.

3.1 Daleco's Natural Resources. Daleco, directly or through one or more wholly-owned subsidiaries, has a number of natural resources, including without limitation a number of oil and gas properties ("Daleco's Oil and Gas Interests"), unpatented mining claims covering a substantial kaolin deposit (known within Daleco as the "Sierra Kaolin" property in Sierra County, New Mexico), and a leasehold interest in a substantial zeolite deposit nears Marfa, Texas and mining claims near Three Creek, Utah ("Daleco Zeolite") (collectively "Daleco's Minerals").

The Musser Group, LLC February 25, 2011

Re:           Consulting Services Agreement between The Musser Group LLC and Daleco Resources Corporation

3.2 Daleco's Intellectual Property. Daleco, directly or through one or more wholly-owned subsidiaries and/or through various licensing arrangements, has intellectual property rights ("Daleco's Intellectual Property Rights") which, as applied to Daleco's Minerals, may make Daleco's Minerals unique in the industrial minerals marketplace and may create additional value to Daleco's Minerals.

Daleco's Minerals and Daleco's Intellectual Property Rights are sometimes referred to collectively as "Daleco's Resources".

3.3 Musser Group's Strengths and Capacities. Musser Group has extensive entrepreneurial and new emerging growth expertise and experience. Musser Group has strong relationships with venture capital and investment banking communities. Musser Group employs its bottom-line business-centric business acceleration methodologies to provide sound, appropriate business services targeted to generate results for Daleco within reasonable time frames. Under this Agreement, Musser Group shall:

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Provide to Daleco a full range of strategic managed services which are defined in this Agreement and which will be refined by Musser Group and Daleco over time as Daleco's needs and opportunities are more fully determined;

•	Provide Daleco venture funding sourcing, strategic business planning and implementation, and other professional services that will meet Daleco's requirements; and

•	Employ hands-on consultancy services and will either direct or help execute the implementation of each of the strategies it recommends to Daleco

3.4 Musser Group's Team. Under this Agreement, Musser Group shall perform its services to and for the benefit of Daleco with its staff of seasoned business consultants with exceptional business and marketing skills as well as deep technical capabilities and expertise. Brief biographical sketches of some of the Musser Group team project leaders follows:

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Mr. Warren V. "Pete" Musser, - Mr. Musser is a Co-Founder and President and Chief Executive officer of The Musser Group. A veteran of the technology and financial industries, Pete has been a leading figure in the business world as both an entrepreneur and a chief executive for more than 50 years. Pete is perhaps best known for his role as Founder and Chairman of Safeguard Scientifics, Inc. As the Chairman of the Board and Chief Executive Officer from 1953 until 2001, he facilitated the formation and success of many of today's top Fortune companies, including QVC, Comcast, Novell, and more. Today, Pete continues to serve as Chairman Emeritus of Safeguard, and brings his 50+ years of venture and private equity expertise to The Musser Group where he specializes in advising companies on strategic venture positioning. Mr. Musser shall lead the funding initiatives for this engagement.

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Mr. Howard E. Lubert - Mr. Lubert brings more than 25 years of experience in the design, configuration, implementation and integration of complex IT systems into corporate business environments. At Deloitte and Touche, Mr. Lubert was instrumental in the creation of the eBusiness consulting service line for the firm and led teams in various Inter/Intranet technology engagements. He has 20+ years of venture and private equity related technical due diligence experience with Safeguard Scientifics and other VC and Angel Investment related funds. Mr. Lubert has developed channel sales and marketing programs for many high tech firms including Novell and IBM and served as the Chairman of an international trade association for the networking technology industry. Mr. Lubert shall serve as an analyst for this project.

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Mr. Tom R. Smith - Mr. Smith brings more than 30 years of experience advising small to large corporations on business development and corporate management. Mr. Smith has worked on Wall Street with Morgan Stanley on the sell side, as well as buy-side asset management with Turner Investment Partners, Pilgrim Baxter, etc. Mr. Smith has an extensive finance and equity oriented background with direct experience with helping underperforming public and private companies enhance their shareholder value. Mr. Smith shall serve as the "Partner in Charge" of this engagement, lead analyst, and business development consultant for Daleco. Mr. Smith shall be the primary contact person with Daleco during this engagement.

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Michael M. Carter – Mr. Carter is Managing Director of The Musser Group, where he works with entrepreneurs to help finance, structure, and build growth companies. Mike is a former software and IT Services entrepreneur and executive. Mike is founder and former CEO of Dashboard Systems, sold to Cisco Systems funded CXO Systems Carter was Chief Marketing and Business Development Officer for US Interactive and helped take the company public as the youngest Executive Officer of any Safeguard Scientifics funded public company. Carter began his career in client-server technology with Cambridge Technology Partners working in a variety of leadership roles in consulting, business development, and marketing.

The Musser Group, LLC February 25, 2011

Re:           Consulting Services Agreement between The Musser Group LLC and Daleco Resources Corporation

3.5 Overall Purpose and Goal of Relationship between Daleco and Musser Group. The overall purpose and goal of the relationship between Daleco and Musser Group contemplated by this Agreement is to enhance the overall value of Daleco for the benefit of Daleco's shareholders.

4.      Roles and Responsibilities.

4.1 Musser Group's Roles and Responsibilities. In performing its consulting services to and for the benefit of Daleco under this Agreement, Musser Group shall have the following roles and responsibilities and shall have the duty to perform all of the following:

4.1.1 Within 60 days. Within sixty days after the Effective Date of this Agreement, Musser Group shall:

4.1.1.1 Prepare a proposed timeline of Musser Group's contemplated operations and activities under this Agreement, including without limitation Musser Group's contemplated operations and activities relative to Daleco's Resources, Daleco's marketing efforts, Daleco's management, and Daleco's possible equity enhancement initiatives;

4.1.1.2 Deliver to Daleco the proposed timeline of Musser Group's contemplated operations and activities under this Agreement prepared by Musser Group pursuant to Item 4.1.1.1 above;

4.1.1.3 Analyze the existing markets and related opportunities for Daleco's Resources;

4.1.1.4 Deliver to Daleco a report of the analysis of the existing markets and related opportunities for Daleco's Resources performed by Musser Group pursuant to Item 4.1.1.3 above;

4.1.1.5 Identify, analyze, and validate new market opportunities and product pricing strategies for Daleco's Resources;

4.1.1.6 Deliver to Daleco a report of the identification, analysis, and validation of new market opportunities and product pricing strategies in terms of economic and practical viability for Daleco's Resources performed by Musser Group pursuant to Item 4.1.1.5 above;

4.1.2 Within 120 days. Within one hundred twenty days after the Effective Date of this Agreement, Musser Group shall:

The Musser Group, LLC February 25, 2011

Re:           Consulting Services Agreement between The Musser Group LLC and Daleco Resources Corporation

4.1.2.1 Develop a complete program overview for each new market opportunity for Daleco's Resources Musser Group identifies, analyzes, and validates pursuant to Item 4.1.1.5 above;

4.1.2.2 Deliver to Daleco a report setting forth the details of each of the programs developed by Musser Group pursuant to Item 4.1.2.1 above;

4.1.3 Within 180 Days. Within one hundred eighty days after the Effective Date of this Agreement, Musser Group shall:

4.1.3.1 Utilize Musser Group's existing business relationships and extraordinary "RoladexTM" to expose Daleco's Resources to likely strategic partners who might directly or indirectly allow Daleco to get Daleco's Resources into appropriate markets;

4.1.3.2 Deliver to Daleco a report setting forth the details of the efforts and results of Musser Group's operations pursuant to Item 4.1.3.1 above;

4.1.4 Not later than December 31, 2011. Not later than December 31, 2011, Musser Group shall:

4.1.4.1 Develop equity enhancement programs for Daleco;

4.1.4.2 Deliver to Daleco a report setting forth the details of the equity enhancement programs for Daleco developed by Musser Group pursuant to Item 4.1.4.1 above;

4.1.4.3 Commence efforts to work with Daleco management to implement the equity enhancement programs for Daleco developed by Musser Group pursuant to Item 4.1.4.1 above;

4.1.4.4 Identify and validate in terms of economic and practical viability potential merger and acquisition ("M&A”) opportunities for Daleco;

4.1.4.5 Deliver to Daleco a report setting forth the details of the identification and validation of potential M&A opportunities for Daleco performed by Musser Group pursuant to Item 4.1.4.4 above;

4.1.5 On ongoing basis. On an ongoing basis during the term of this Agreement, Musser Group shall:

4.1.5.1 Support Daleco's sales and marketing efforts in new initiatives by participating in sales efforts at the appropriate shows, conferences, as well as with individual opportunities;

4.1.5.2 Recommend to Daleco various programs and initiatives which Musser Group determines to be in the best interests of Daleco;

4.1.5.3 Deliver to Daleco each month a report setting forth descriptions and, where appropriate, the details of the various programs and initiatives which Musser Group determines to be in the best interests of Daleco pursuant to Item 4.1.5.2 above;

4.1.5.4 Deliver to Daleco, in advance of any commitment of Daleco financial liability, probable, good faith estimates/budgets of costs for the implementation of the programs and initiatives which Musser Group recommends pursuant to Item 4.1.5.2 above;

4.1.5.5 Communicate with Daleco in an effective, respectful, and timely manner;

The Musser Group, LLC February 25, 2011

Re:           Consulting Services Agreement between The Musser Group LLC and Daleco Resources Corporation

4.1.5.6 Remain fully engaged in the processes and services contemplated by this Agreement during the entire term of the engagement and cooperate with Daleco to the best of Musser Group's abilities;

4.1.5.7 Deliver to Daleco each quarter a report setting forth the operations and activities of Musser Group under this Agreement.

In performing its consulting services to and for the benefit of Daleco under this Agreement, Musser Group shall perform its roles and responsibilities in a diligent and timely manner and on a GOOD FAITH REASONABLE BEST EFFORTS basis.

Musser Group's job is NOT to make any decisions for Daleco. Musser Group shall help Daleco make its own decisions and shall help Daleco find the people and firms who may be able to help Daleco generate substantial positive economic results within reasonable time frames. Musser Group is NOT guaranteeing the success of Daleco's business. The Musser Group acknowledges that Daleco's Board of Directors (and, where appropriate, Daleco's shareholders) shall be responsible for all of Daleco's decisions to adopt and implement any new programs and initiatives recommended by Musser Group.

4.2 Daleco's Roles and Responsibilities. In working with Musser Group with regard to Musser Group's consulting services under this Agreement, Daleco shall have the following roles and responsibilities:

4.2.1 Pay the Musser Group in a timely manner the compensation and other reimbursements contemplated by this Agreement;

4.2.2 Acting in a diligent and timely manner to make all necessary and appropriate decisions relevant to the operation of Daleco's business and regarding the, review, and if appropriate, the adoption and implementation of any new programs and initiatives recommended by Musser Group;

4.2.3 Communicate with Musser Group in an effective, respectful, and timely manner;

4.2.4 To remain fully engaged in the processes and services contemplated by this Agreement during the entire term of the engagement and to cooperate with Musser Group to the best of Daleco's abilities.

5.      Project Timing and Level of Effort.

5.1 Upon the Effective Date of this Agreement, Musser Group anticipates that the initial components of this engagement as set forth in Paragraph 4.1 above. This agreement shall terminated on February 28, 2013 unless extend by the mutual agreement of the parties hereto. The availability of Daleco staff for information, review, implementation, and decision-making may also affect the project timing. This engagement is subject to extension based on Daleco's approval and notification no less than 30 days prior to the projected completion date of the initial engagement phase.

5.3 Musser Group anticipates that its team members will devote a combined total of 40 to 80 hours per month during the initial phase of this engagement.

6.      Professional Fees, Expense Reimbursements, and Other Money Matters.

6.1 Initial S-8 Shares. Subject to the provisions of this Agreement, as soon as practicable after the execution of this Agreement by Daleco and Musser Group, Daleco shall deliver to Musser Group a total of Two Million Four Hundred Thousand (2,400,000) shares of Daleco's common capital stock (trading Symbol: DLOV) ("Initial S-8 Shares"). Such Initial S-8 Shares shall be S-8, freely trading, shares.

The Musser Group, LLC February 25, 2011

Re:           Consulting Services Agreement between The Musser Group LLC and Daleco Resources Corporation

6.2 Warrants. Subject to the provisions of this Agreement, as soon as practicable after the execution of this Agreement by Daleco and Musser Group, Daleco shall deliver to Musser Group warrants for the purchase from Daleco of Two Million Five Hundred Thousand (2,500,000) shares of Daleco's common capital stock (trading Symbol: DLOV) ("Warrants"). Upon exercise of the Warrants, the shares shall be deemed to be Section 144 shares and shall bear a restrictive legend providing:

THIS WARRANT AND THE COMMON STOCK OBTAINABLE UPON ITS EXERCISE HAVE NOT BEEN REGISTERED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY OTHER SECURITIES AUTHORITIES. THEY ARE BEING OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT. THEY MAY NOT BE SOLD OR TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION TO THE REGISTRATION REQUIREMENTS OF THOSE SECURITIES LAWS.

The exercise price for such Warrants shall be the average price of Daleco's common stock for the five trading days beginning February 19, 2011, and ending February 24, 2011 ($0.15 per share).

Notwithstanding the foregoing, none of the Warrants may be exercised by Musser Group (or by any other "Holder" of the Warrants) unless and until the average price of Daleco's common stock for a period of thirty consecutive trading days exceeds One Dollar (US$1.00) ("Vesting Condition"). Each Musser Group shall have an affirmative duty to require each Holder of any of the Warrants, including without limitation each subsequent Holder of any of the Warrants, to execute an acknowledgment that such Holders understand and accept the Vesting Condition and that they shall be bound by the terms of this Agreement as this Agreement relates to the Warrants. For the purpose of this Paragraph 6.2, the term "Holder" shall have the same meaning as such term is defined in the Warrants.

For the purpose of this Paragraph 6.2, the term "average price of Daleco's common stock" shall mean the arithmetic mean of the closing "bid" and "asked" prices for the respective trading days as such prices are/were published by the relevant market reporting services.

6.3 Reimbursement of Musser Group Expenses. Subject to the provisions of this Agreement, on a monthly basis during the term of this Agreement, Musser Group shall invoice Daleco for:

6.3.1 Musser Group's reasonable and necessary out-of-pocket expenses incurred in the performance of its duties under this Agreement;

6.3.2 Other Daleco pre-approved expenses related to this Agreement.

Daleco shall pay such reimbursement invoices within 10 days after presentation. The Musser Group agrees that Daleco shall have no responsibility for payment of any "out of pocket expenses" or other expenses unless same are authorized or pre-approved by Daleco.

7.      No Take-Over Attempts. Without the prior express written consent of Daleco's Board of Directors, neither Musser Group as a whole nor any member of the Musser Group team shall attempt to take-over Daleco or cooperate with any other person or entity in any attempt to take-over Daleco.

8.      Termination of Agreement.

8.1 By Daleco. Daleco may terminate this Agreement and the consultancy relationship with Musser Group:

8.1.1 With Cause. With good cause at any time after the Effective Date (but before the occurrence of the Vesting Condition; provided, however, that Daleco gives Musser Group written notice of (i) Daleco's determination of good cause for termination, i.e. notice of Musser Group's default under this Agreement, (ii) demand for Musser Group's cure of such default within 30 days after the date of the notice, and (iii) Daleco's intention to terminate this Agreement if Musser Group does not timely cure the default. In the event that Daleco timely The exercises its right to terminate this Agreement with good cause, Musser Group shall return to Daleco seventy-five percent (75.0%) of the Initial S-8 Shares and all of the Warrants.

The Musser Group, LLC February 25, 2011

Re:           Consulting Services Agreement between The Musser Group LLC and Daleco Resources Corporation

8.2 By Musser Group. Musser Group may terminate this Agreement and the consultancy relationship with Daleco:

8.2.1 With Cause. With good cause at any time after the Effective Date (but before the occurrence of the Vesting Condition; provided, however, that Musser Group gives Daleco written notice of (i) Musser Group's determination of good cause for termination, i.e., notice of Daleco's default under this Agreement, (ii)
demand for Daleco's cure of such default within 30 days after the date of the notice, and (iii) Musser Group's intention to terminate this Agreement if Daleco does not timely cure the default. In the event that Musser Group timely exercises its right to terminate this Agreement with good cause, Musser Group shall be entitled to retain all of the Initial S-8 Shares and all of the Warrants.

8.3 Definition of "Good Cause". For the purposes of this Paragraph 8, "good cause" shall mean:

8.3.1 Gross negligence by the alleged defaulting party in the conduct of its operations and activities and/or other duties and/or responsibilities under this Agreement;

8.3.2 Willful misconduct by the alleged defaulting party in the conduct of its operations and activities and/or other duties and/or responsibilities under this Agreement;

8.3.3 Material breach by the alleged defaulting party in the conduct of its operations and activities and/or other duties and/or responsibilities under this Agreement;

8.3.4 Material failure by the alleged defaulting party to perform any of its duties and/or responsibilities under this Agreement.

9.      Dispute Resolution. In the event of any dispute between the parties, the parties shall resolve such disputes as follows:

9.1 Oral Discussion. The parties shall first attempt to settle every dispute between the parties and arising under this Agreement by oral discussion between the parties.

9.2 Written Proposals. If the parties are unable to resolve the dispute through oral discussion, the party who desires a change from the status quo ("Claimant") shall give the other party ("Respondent") a written request for the proposed change and a concise written statement of the reasons for such proposed change. The Claimant's request and supporting statement shall provide enough information so that the Respondent may reasonably investigate the facts and circumstances asserted as the basis for the proposed change. The Respondent shall investigate the asserted facts and circumstances and, within ten (10) days after such receipt, shall respond in writing with an acceptance, rejection, or counter-proposal to the requested change.

9.3 Mediation. If the parties cannot resolve their dispute within ten (10) days after the exchange of their written proposals, any party may require the other party to submit the dispute to non-binding mediation utilizing the services of an impartial professional mediator approved by all parties. Any party may give notice to the other party requesting such mediation. If practicable, such mediation shall occur within thirty (30) days after the notice of request for mediation.

The Musser Group, LLC February 25, 2011

Re:           Consulting Services Agreement between The Musser Group LLC and Daleco Resources Corporation

9.4 Arbitration.  If the parties cannot resolve their dispute within ten (10) days after commencement of their mediation, any party may give notice to the other party demanding resolution of the dispute by arbitration. Thereafter, the parties shall submit the matter to binding arbitration in Philadelphia, Pennsylvania, unless the parties agree to another location reasonably convenient to all parties. The arbitration shall be conducted on a confidential basis pursuant to rules agreed upon by the parties within thirty (30) days after the initial demand for arbitration; provided, however, if the parties are unable to agree upon the rules of such arbitration, the Commercial Arbitration Rules of the American Arbitration Association shall apply. Every decision or award as a result of such arbitration shall include the assessment of costs, expenses, and reasonable attorney's fees and shall include a written record of the proceedings (unless the requirement for such written record is unanimously waived) and a written determination of the arbitrator(s). Absent an agreement to the contrary, an arbitrator experienced in consulting relationships, intellectual property, and, preferably, corporate financial and marketing matters shall conduct any such arbitration. Each party reserves the right to object to any individual who owns or is employed by or affiliated with a competing organization or entity. An award of arbitration shall be final and binding on the parties and may be enforced by any court of competent jurisdiction.

10.    NOTICES. Every notice may be or is required to be given under this Agreement shall be in writing and shall be deemed properly made if hand delivered, or upon receipt if deposited in the United States mail, postage prepaid, certified mail return receipt requested, or by a reputable overnight courier. Notice may also be sent by electronic mail or facsimile transmission but only if the original "hard copy" of such electronic mail or facsimile transmission is delivered to the addressee by 5:00 P.M. eastern time the next business day following the date of the electronic mail or facsimile transmission.

10.1 Notices to Daleco. Any notice to Daleco shall be sent to Daleco at the following address/fax number/email address, or to such other address/fax number/email address as Daleco may hereafter designate:

DALECO RESOURCES CORPORATION
Address:	17 Wilmont Mews, 5th Floor
West Chester, PA 19382
Fax Number:	610.429.0818
Email Address	gnovinskie@dalecoresources.com

10.2 Notices to Musser Group. Any notice to Musser Group shall be sent to Musser Group at the following address/fax number/email address, or to such other address/fax number/email address as Musser Group may hereafter designate:

THE MUSSER GROUP LLC
Address:	435 Devon Park Drive, Bldg. 500
Wayne, PA 19087-1935
Fax Number:	610.975.4911
Email Address	pmusser@themussergroup.com

11.    MISCELLANEOUS PROVISIONS.

11.1 Entire Agreement. Except as specifically provided herein, this Agreement constitutes the entire and sole agreement between the parties with regard to the subject matter of this Agreement. This Agreement cannot be modified, changed or amended except by a writing signed by a duly authorized representative of each of the Parties.

11.2 Binding. This Agreement shall inure to the benefit of and be binding upon the parties and all of the representatives, assignees, and successors-in-interest of the parties.

11.3 Invalidity and Severability. If any term, provision, condition, or covenant of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such term, provision, condition, or covenant shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the invalidity or unenforceability of any term, provision, condition, or covenant shall not affect any other term, provision, condition, or covenant of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such term, provision, condition, or covenant had not been included, or had been modified as above provided, as the case may be.

The Musser Group, LLC February 25, 2011

Re:           Consulting Services Agreement between The Musser Group LLC and Daleco Resources Corporation

11.4 Time Is of the Essence. Time is of the essence as to all matters set forth in this Agreement. The failure of any party hereto to perform any obligation by the date or within the time period set forth in this Agreement shall constitute a material and substantial breach of this Agreement.

11.5 Confidentiality and Non-Disclosure Agreements. The parties shall execute comprehensive, mutual Confidentiality and Non-Disclosure Agreements ("NDAs") in such form as their respective counsel shall direct. Such NDAs shall be binding on the respective parties and on each of their respective officers, members, managers, directors, employees, agents, and representatives.

11.6 Impossibility to Perform. In the event that either party is unable to perform any of such party's duties by reason of the illness or incapacity of any of its key employees or because of any other reason not the result of its own behavior, or if the performance of such party's duties is prevented, delayed, or rendered impossible or infeasible because of any regulation of any public authority or because of any strike or other labor difficulty, fire, flood, other act of God, civil tumult or other emergency, or because of any other matter outside of such party's reasonable control, neither party shall have any claim for damages or other remedy against the other party and each party's obligations as to such matter shall be deemed waived.

11.7 Captions. Paragraph headings or captions have been inserted for convenience only and shall in no way restrict or otherwise modify the terms and conditions of this Agreement.

11.8 Governing Law and Jurisdiction. This Agreement shall be governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflicts of laws provisions. The parties consent to the exclusive jurisdiction and venue of the federal and state courts located in Chester County, Pennsylvania, in any action arising out of or relating to this Agreement. The parties waive any other venue to which either party might otherwise be entitled by domicile or otherwise. This paragraph shall not be construed to limit in any way the provisions of Paragraph 9 above relating to arbitration.

11.9 Daleco's Acceptance Conditional upon Approval of Daleco's Board of Directors. Despite the approval and acceptance of this Agreement by Daleco's President, Gary J. Novinskie, Daleco shall not be deemed to have approved and accepted this Agreement as binding upon Daleco until this Agreement has been approved and accepted by Daleco's Board of Directors.

APPROVED AND ACCEPTED: Feb. 25, 2011		APPROVED AND ACCEPTED: Feb. 25, 2011

THE MUSSER GROUP LLC		DALECO RESOURCES CORPORATION

BY	/s/ Warren V. Pete Musser	BY	/s/ Gary J. Novinskie
	Warren V. "Pete" Musser,		Gary J. Novinskie,
	President & Chief Executive Officer		President